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                                                                      Exhibit 21


                          CNB Financial Services, Inc.


                  Subsidiaries of CNB Financial Services, Inc.



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
Citizens National Bank of Berkeley Springs                  Morgan County Title Insurance Agency, LLC
                                                                              (50% owned)
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            Subsidiary of Citizens National Bank of Berkeley Springs


CNB Insurance Services, Inc.